Seidman & Associates, LLC
                                 100 Misty Lane
                                 P. O. BOX 5430
                              Parsippany, NJ 07054

                              (973) 560-1400, X108

                                 August 18, 2003



Via Facsimile and Federal Express

Alliance Bancorp of New England, Inc.
348 Hartford Turnpike
Vernon, CT 06066

Attn:    Cynthia S. Harris
         Secretary to the Board of Directors

                 Re: Withdrawal of Candidates for Election to the
                     Board of Directors of Alliance Bancorp of New England, Inc.

Dear Ms. Harris:

On December 19, 2002, Seidman & Associates, LLC ("SAL") (hereinafter referred to as "Nominating Shareholder") provided notice to you that it was nominating Lawrence B. Seidman ("Seidman"), Scott Werner ("Werner") and Neal Axelrod ("Axelrod") (the "SAL Nominees") for election to the Board of Directors at the next annual meeting of shareholders of Alliance Bancorp of New England, Inc. ("Ane" or the "Company"). That meeting is currently scheduled for November 26, 2003. The Nominating Shareholder hereby advises you that it is withdrawing its nominations and further advises you that it intends to vote its shares instead in support of the Nominees nominated by ANE to the Company's Board of Directors at such meeting on November 26, 2003, or such other date as the Board may provide for the 2003 Annual Meeting of Shareholders.

The withdrawal of the candidates is because ANE agreed to be sold to New Haven Savings Bank, a transaction the Nominating Shareholder deems to be beneficial to all the ANE shareholders.

The enclosed material is being filed with you, as the Secretary of ANE, with a copy to Joseph H. Rossi, ANE's President and Chief Executive Officer as required by Article II, Section 5(c).

                                       Very truly yours,

                                       /ss/ Lawrence B. Seidman
                                       -----------------------------------------
                                       Lawrence B. Seidman, Individually and for his Discretionary Clients

                                       /ss/ Lawrence B. Seidman
                                       -----------------------------------------
                                       Lawrence B. Seidman, Manager
                                       Seidman & Associates, LLC